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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

                     Contact: Fred Pilon, Investor Relations
                              StockerYale, Inc.
                              603-893-8778
                              fpilon@stkr.com


STOCKERYALE COMPLETES EQUITY PRIVATE PLACEMENT

SALEM, N.H., October 5, 2000--StockerYale, Inc. (Nasdaq: STKR), a leading provider of optical communication components and specialized illumination products, today announced the completion of a private placement of 409,132 common shares at a price of $30.00 per share totaling net proceeds of approximately US $11.9 million. The shares were placed primarily with institutional investors and are restricted until registered with the Securities and Exchange Commission.

"Surging demand for specialty optical fiber has resulted in delayed deliveries throughout the industry. These proceeds will be specifically targeted at our new optical preform facility to be built at our Salem location, as well as our on-going research and development efforts in optical components," said Mark W. Blodgett, StockerYale's chairman and chief executive officer. "When completed, our preform facility will allow us to produce customer-requested optical fiber in addition to other specialty fiber such as our photo-sensitive and erbium-doped fibers," added Blodgett.

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, NH, designs and manufactures optical communication components used in the building of optical networks as well as structured light lasers, specialized fiber optic, fluorescent, and LED illumination products for the machine vision and industrial inspection industries.

StockerYale serves a widely varied, international customer base from its corporate offices in Salem and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has subsidiaries in Roseville, Michigan; Montreal, Canada; Cork, Ireland; and Singapore.

For more information about StockerYale, Inc. and their innovative products, contact StockerYale, Inc., 32 Hampshire Rd., Salem, NH 03079; Call 800-843-8011; Fax 603-893-5604; or e-mail stockeryale@stkr.com. Information is also available on the company's web site at www.stockeryale.com.


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NOTICE TO INVESTORS:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: market acceptance of StockerYale's products, the availability of competing products, and the trading price of StockerYale's common stock. Thus, actual results may differ materially.